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EXHIBIT 10.20

                             CONTRACT OF EMPLOYMENT


between

PAREXEL GmbH
Independent Pharmaceutical Research Organization
Klinikum Westend, Haus 18
Spandauer Damm 130

14050 Berlin

represented by the sole shareholder PAREXEL Unternehmensbeteiligung GmbH, represented by its managers Joe von Rickenbach and Prof. Dr. med. Werner M. Herrmann

-  hereinafter referred to as "company" -

and

Dr. Ulf Schneider
Furkastr. 55b

12107 Berlin

-  hereinafter referred to as "manager" -



SS. 1 TASKS AND DUTIES

(1)      By virtue of resolution adopted by the shareholders' meeting on
         04.01.96 Dr. Ulf Schneider is appointed as a further manager of the company taking immediate effect. He shall represent the company alone and may conclude legal transactions with himself or as representative of third parties.

(2) The manager shall be responsible for the business and administrative area of the company. He shall be obliged to co-ordinate his work in this area with the other managers.

(3) The managing director shall conduct the business of the company with the diligence of a prudent businessman and in accordance with the law, the company agreement, this contract, in accordance with the rules of procedure issued for the management and with any instructions issued to him by the shareholders' meeting.

(4) By virtue of his function the manager is at the same time Corporate Vice President and Member of the Executive Committee of PAREXEL International Corporation. The manager shall place his entire working capacity at the services of the company. He shall not be bound to specific working hours and shall be at liberty to select his means

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         of work. The shareholder's consent shall be required for any side line carried on for profit.


SS. 2      SCOPE OF MANAGER'S AUTHORITY

(1) The manager's authority shall extend to all activities associated with the normal running of the company. The manager shall require the approval of the shareholder for any of the following acts - even if they are part of normal business in individual cases:

         a) the actual relocation of administrative centres, the sale of main parts (assets) of the company, the establishment or relinquishment of branches, the foundation, acquisition or sale of other companies or participation in such; the inclusion and/or relinquishment of existing areas of activity;

         b) the acquisition, sale or encumbrance of plots of land or similar rights to plots of land;

         c)       the conclusion, termination or amendment of company contracts;

         d) the conclusion, termination or amendment of contracts on the acquisition or sale of copyrights, commercial protective rights, licences, know-how or related rights insofar as in each individual case the term of the contract exceeds two years and the total anticipated burden exceeds DM 120,000.00 or the monthly payment by the company exceeds DM 10,000.00;

         e) fixed investments insofar as they exceed DM 50,000.00 in each individual case;

         f) the conclusion, termination or amendment of rental or lease agreements insofar as in each individual case the term of the contract exceeds two years and the total anticipated burden exceeds DM 120,000.00 or the monthly payment by the company exceeds DM 10,000.00;

         g) the conclusion, termination or amendment of contracts of employment with employees (salaried and freelance employees) earning a monthly remuneration in excess of DM 10,000.00 or a fixed annual remuneration in excess of DM 120,000.00 unless this is an amendment to existing contracts of no more than 5% of the annual remuneration paid up to this point as well as the appointment of the spouse or such persons with whom the manager is related by blood or marriage as well as the agreement of a company pension scheme or the commitment to pension payments;

         h) the granting of full commercial powers of attorney (Prokura) and general powers of attorney;

         i) the entering into of bill commitments, the assumption of guarantee commitments as well as the submission of guarantee bonds insofar as these are not necessary during the usual course of business for a specific business operation;
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         j)       the availment or granting of loans or the alteration of credit lines insofar as in excess of an amount of DM 50,000.00 in each individual case or if the loans are to be made to the manager, spouse or persons related to him by blood or marriage.

(2) The approval required pursuant to the above mentioned paragraph shall not be necessary if the respective measure has been earmarked in the respective annual budget or its volume is contained in this budget.

(3) The approval required pursuant to the above mentioned paragraph 1 shall be deemed to have been given if the respective legal transaction has been co-signed or an approval is available according to the Policies & Procedures of the company in the version which was valid and known at the time the legal transaction was made.

(4) If the approval required pursuant to the above mentioned paragraph cannot be obtained by the manager in urgent cases, he shall be entitled to also act without this approval. However, he must advise the shareholders forthwith of the business requiring approval and the reason for urgency.


SS. 3      DURATION OF CONTRACT

(1) This contract shall start on 1.6.1996 and shall be concluded for an indefinite period of time.

(2) It shall be possible for the contractual relationship to be terminated by both parties giving a period of notice of 6 months to the end of a month.

(3) Notice shall be required in writing to be effective and must be substantiated if given by the company. The revocation of an appointment to manager shall constitute neither notice of termination nor shall it constitute good reason to terminate.

(4) The right of exceptional dismissal for good reason shall remain unaffected.

(5) If the contract of employment is terminated by the company the manager shall receive a settlement amounting to the average monthly emoluments including share in profits (ss. 4 (1) and (2)) of the monthly average over the past 24 months (monthly average) per year of service and a minimum of 6 times and a maximum of 12 times said average. This shall not apply insofar as the contract of employment has been terminated for reasons for which the manager is responsible which justify dismissal without notice. The company must provide evidence in respect of sentence 2.

(6) In calculating the entire period of service pursuant to paragraph 5 sentence 1 it must be considered that employment with the company started on 13.8.1990 and has continued uninterrupted since this date.

(7) The contractual relationship shall end, without the necessity to give notice, at the end of the year in which the manager has his 65th birthday. Any extension of contract beyond this period shall require a special written agreement.

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SS. 4    EMOLUMENTS

(1)      Basic salary

         (a) The manager shall receive a fixed annual salary of DM 200,000.00, payable in twelve equal instalments, at the end of the month plus the employer's contributions (statutory pension, health and unemployment insurance etc.), starting in June 1996.

         (b) The manager shall receive an amount of DM 10,000.00, payable in four equal instalments, at the end of the month following the respective quarter insofar as the European result ("operating income") does not fall 50% below the budgeted value.

(2) In addition the manager shall receive a share in profits in the form of a BONUS. The bonus shall amount to 30% of the basic salary:

         (a) 50% (DM 31,500.00) depending on the achievement of the budgeted targets for phase I; more detailed criteria are still to be specified and shall continue to apply until new targets are agreed;

         (b) 50% (DM 31,500.00) depending on the achievement of the budgeted targets for G&A; more detailed criteria are still to be specified and shall continue to apply until new targets are agreed.

         The bonus shall be granted at the latest at the end of the fourth month after the end of each financial year of the company. Advance payments per quarter shall be made insofar as this is provided for by the company's bonus programme.

(3) If the manager leaves during the current business year he shall be entitled to a pro rata temporis bonus. The entitlement to a share in profits shall be due at the end of the employment relationship with the company. Insofar as a pro rata temporis bonus cannot be determined at this time an advance payment is to be paid amounting to the bonus of the previous year.

(4) There shall be no entitlement to payment for overtime, work on Sundays, public holidays and other extra time.

(5) The salary of the manager shall be reviewed by the shareholders once a year within the first three months of the respective financial year.


SS. 5    OTHER EMOLUMENTS

(1) The manager shall be provided with a mid-range company car for professional and private use. If the manager does not use a company car he shall be given a lump sum of DM 1,500.00 per month for the use of his private car starting in June 1996.

(2) Instead of a company pension commitment the manager shall receive an amount of DM 1,500.00 per month for life insurance starting in June 1996. The amount of DM 1,500.00 shall be adjusted on an annual basis in accordance with the development of

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         the cost of living index for a 4-person employee household with average income (1991 = 100).

SS. 6      EMOLUMENTS IN THE CASE OF ILLNESS, ACCIDENT, DEATH

(1) In the case of illness or other prevention for which the manager is not responsible the right to the payment of salary shall remain in effect for a period of 6 months.

(2) If the manager dies during his contract of employment the widow or the descendants, the minors or offspring still in education of the manager, insofar as he was liable to pay for their maintenance at the time of his death, shall receive the full emoluments for the month in which he died and for six months thereafter.


SS. 7      HOLIDAY

(1) The manager shall be entitled to holiday amounting to 30 working days per calendar year based on the 5-day week.

(2) There shall be a pro rata temporis holiday entitlement for the year he leaves the company.

(3) The same regulations shall otherwise apply to the manager's holiday as for the remaining employees of the company.


SS. 8      CONFIDENTIALITY AND BUSINESS DOCUMENTS

(1) The manager shall undertake to maintain secrecy on all confidential matters and procedures, in particular business and operational secrets, to which he becomes privy in the company. This obligation shall exist for five years following the end of his employment relationship with the company. It shall not apply to those facts which are or will otherwise become available to third parties.

(2) By virtue of a separate declaration, the manager has undertaken to observe data secrecy with respect to personal data.

(3) At the end of his employment relationship with the company the manager must return without request all documents referring to the affairs of the company. The assertion of a right to retain such documents shall be precluded.


SS. 9      SERVICE INVENTIONS

The provisions of the German law on employee inventions dated 23.07.1957 (Federal Law Gazette I 1957, p. 756 in the applicable version) as well as the directives on the remuneration of employee inventions in the private service issued in this respect shall apply.


SS. 10   COMPETITION BAN

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(1)      For the duration of the employment relationship as well as at the end of the employment relationship for the period the manager continues to receive emoluments pursuant to ss. 3 (5) and (6), the manager shall refrain from any activity which competes with the company or with one of its associated companies directly or indirectly. The manager shall undertake in particular to refrain from working or serving a rival company, from concluding a consultant's agreement with them, from either establishing or acquiring a rival company or participating in such an enterprise directly or indirectly. He shall furthermore be forbidden to establish a rival company.

(2) The above commitment shall not apply to participation in companies listed on the stock exchange insofar as this does not contradict internal regulations.

(3) The manager shall be obliged to pay compensation in the event that he infringes this ban on competition.


SS. 11   TERM OF PRECLUSION

(1) All mutual claims arising from the employment relationship and those which are connected with the employment relationship shall expire if they are not asserted in writing within three months of their respective due date vis-a-vis the other contracting party.

(2) If the other party refuses to satisfy the claim or if it does not make the respective statement in writing within one month of being requested so to do, the claim shall be forfeited if it is not asserted in court within one month of receiving the refusal or within a further month of making the demand.


SS. 12   FINAL CLAUSES

(1) In the event of one provision of this contract being or becoming ineffective in whole or in part or losing its legal effect, this shall not affect the validity of the remaining provisions. Insofar as admissible, another appropriate provision shall replace the ineffective provision which comes as close in economic terms to that which the contracting parties wanted or would have wanted had they considered the ineffectiveness or nullity of the provision in question.

(2) Amendments and supplements to this contract, including this written form clause, shall be required in writing.

(3) Berlin shall be agreed as place of performance and - insofar as admissible - as venue.

(4) It is hereby confirmed that agreements outside this contract have not been made.


Berlin, 30 August 1996

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PAREXEL Unternehmensbeteiligung GmbH         Manager

/s/Werner M. Herrmann                        /s/ Ulf Schneider
------------------------------------       -------------------------------------
Prof. Dr. Werner M. Herrmann                 Dr. Ulf Schneider
Manager



Approved for:


PAREXEL International

/s/Barry Philpott
-----------------------------------
Barry Philpott
President European Operations